Exhibit 10.42

OMNIBUS CONSENT TO HFA INITIATIVE PROGRAM MODIFICATIONS

This Omnibus Consent to HFA Initiative Program Modifications (this “Consent”) is entered into by the undersigned, on behalf of the United States Department of the Treasury (“Treasury”), the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”) (collectively the “GSEs”) and the Federal Housing Finance Agency (“FHFA”).

The parties hereto are parties to that certain Memorandum of Understanding dated October 19, 2009 (the “MOU”) whereby Treasury, FHFA, Fannie Mae and Freddie Mac jointly agreed to the terms and conditions set forth therein for purposes of implementing the HFA Initiative (as defined in the MOU) including, without limitation, the New Issue Bond Program (NIBP) and the Temporary Credit and Liquidity Program (TCLP). (as such terms are defined in the MOU). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the MOU.

In accordance with the MOU, Treasury, Fannie Mae and Freddie Mac entered into certain agreements pursuant to which Treasury, as authorized by the Housing and Economic Recovery Act of 2008, agreed to purchase GSE securities and other obligations for the purpose of implementing the HFA Initiative and establishing the NIBP and TCLP. Such agreements include, without limitation, New Issue Bond Program Agreements and Settlement Agreements dated December 9, 2009 and December 18, 2009, for the NIBP and the Agreements to Purchase Participation dated December 2009 for the TCLP (HFA Initiative Program Agreements).

State and local housing finance agencies (HFAs), because of the continued disruption in the housing finance market, have requested that modifications be made to certain terms and requirements of the NIBP and TCLP and the agreements underlying the NIBP and TCLP. In response to such requests, Treasury, as the party currently exercising Decision Control, consents to such modifications to be implemented by the GSEs in a manner consistent with the term sheets attached hereto as Exhibit A (Modifications).

This Consent shall evidence the consent of Treasury, acknowledged by Fannie Mae and Freddie Mac, to the Modifications, whether relating to the NIBP or the TCLP or both. Treasury, Fannie Mae and Freddie Mac agree to enter into any amendments to the HFA Initiative Program Agreements that are necessary or appropriate to reflect the Modifications. Additionally, the GSEs agree to enter into with HFAs any amendments to the agreements underlying the NIBP and TCLP that are necessary or appropriate to reflect the Modifications. However, Treasury, Fannie Mae and Freddie Mac reserve the right to approve all such amendments. Furthermore, Treasury, Fannie Mae and Freddie Mac agree that the Modifications in no way change any rights, obligations, or duties of the parties under the HFA Initiative Program Agreements that are not explicitly addressed in the Modifications.

In reliance on this Consent and subject to the approval of the amendments as described above by Treasury, Fannie Mae, and Freddie Mac, (i) the GSEs have determined that the Modifications will not adversely affect their ability to conduct the HFA Initiative in a manner that is consistent with the goals of being both commercially reasonable and safe and sound, (ii) FHFA has reviewed the Modifications and determined that participation by the GSEs in implementing the Modifications to the HFA Initiative is consistent with the goals and objectives of the MOU, (iii) implementation of the Modifications by the GSEs will not affect FHFA’s directive to participate in the HFA Initiative contained in the MOU, or its approval under the FHFA delegation of authorities and related instructions to the GSEs’ Boards of Directors also set forth in the MOU, and (iv) each GSE has determined, with respect to itself, that it has all necessary right, power and authority to honor its obligations under and in accordance with the HFA Initiative Program Agreements (as affirmed by and in accordance herewith) notwithstanding the Modifications.

This Consent is executed this 23 day of November, 2011.

UNITED STATES DEPARTMENT OF THE TREASURY

By	/s/ Richard L. Gregg
Richard L. Gregg
Fiscal Assistant Secretary

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[Signature Page to Consent to HFA Initiative Program Modifications]

FEDERAL NATIONAL MORTGAGE ASSOCIATION

By	/s/ Jennifer R. Whip
Name	Jennifer R. Whip
Title	Vice President for Customer Engagement-
Customer Development

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[Signature Page to Consent to HFA Initiative Program Modifications]

FEDERAL HOME LOAN MORTGAGE CORPORATION

By	/s/ Michael L. Dawson
Name	Michael L. Dawson
Title	Vice President Customer Business
Management Single Family Sourcing and
Securitization

By	/s/ W. Kimball Griffith
Name	W. Kimball Griffith
Title	Vice President Multifamily Affordable
Sales and Investments

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[Signature Page to Consent to HFA Initiative Program Modifications]

FEDERAL HOUSING FINANCE AGENCY

By	/s/ David J. Pearl
Name	David J. Pearl
Title	Executive Advisor Office of Housing and
Regulatory Policy

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EXHIBIT A

TCLP EXTENSION TERM SHEET

Overview

Treasury and the GSEs have agreed to permit (i) the extension of the existing expiration date of the Temporary Credit and Liquidity Facilities (“TCLFs”) issued under the Temporary Credit and Liquidity Program (“TCLP”) to the first to occur of (a) the sixth (6th) anniversary of the Effective Date or (b) December 31, 2015, pursuant to a preliminary plan (a “Preliminary Plan”) and a detailed final plan (a “Final Plan”) prepared by the Issuers, and (ii) other modifications to the existing TCLP requirements subject to the terms and conditions described herein (collectively, the “Program Modifications”). Issuers that elect to avail themselves of the permitted extension will be required to do so pursuant to amendments to the Related Documents approved or prescribed by Treasury and the GSEs, and implemented within thirty (30) calendar days of approval of the Final Plan by Treasury and the GSEs (see “Plans” below).

Issuers under TCLP that elect to avail themselves of the Program Modifications are required to implement the NIBP program modifications unless no escrowed proceeds are available to the Issuer under NIBP. In addition, upon release of this Term Sheet, and prior to formally documenting the Program Modifications, an Issuer will be subject to, among other things, a freeze on new NIBP releases unless it has affirmatively opted out of the Program Modifications (see “NIBP Extension Term Sheet—Special Rules Applicable to Issuers Participating in the TCLP”)

This Term Sheet is intended only to provide a general outline of the contemplated Program Modifications, and is subject to modifications at any time by Treasury and the GSEs. Capitalized terms used but not defined in this Term Sheet shall have the meaning assigned to such terms in the existing TCLP forms of TCLF and Reimbursement Agreement.

General Modifications

Term of Extension

Issuers may, in accordance with the terms and conditions set forth herein, extend the existing expiration date of the TCLFs from the first to occur of the third (3rd) anniversary of the Effective Date or December 31, 2012 to the first to occur of the sixth (6th) anniversary of the Effective Date or December 31, 2015.

Pricing

Pricing for the TCLFs will be based upon the higher of (i) the TCLP-supported VRDO rating or (ii) the Issuer’s general obligation bond rating, as set forth below:

Lowest Unenhanced Bond Rating (or equivalent)	Single Family
	Year 4 (2013)	Year 5 (2014)	Year 6 (2015)
‘Aaa’/ ‘AAA’	0.90%	0.90%	0.95%
‘Aa’/ ‘AA’	1.00%	1.00%	1.05%
‘A’	1.15%	1.15%	1.20%
‘Baa’/ ‘BBB’	1.75%	1.75%	1.85%

	Multifamily
Lowest Unenhanced Bond Rating (or equivalent)	Year 4 (2013)	Year 5 (2014)	Year 6 (2015)
‘Aaa’/ ‘AAA’	1.00%	1.00%	1.05%
‘Aa’/ ‘AA’	1.00%	1.00%	1.05%
‘A’	1.20%	1.20%	1.25%

Pricing for the TCLFs will be determined as of the date of the execution of the Program Modifications.

New Swaps

Any swaps entered into subsequent to the release of this Term Sheet by the Issuers that elect to avail themselves of the Program Modifications (“New Swaps”) must be with a swap counterparty rated at least ‘Baa’ by Moody’s Investors Service or ‘BBB’ by Standard & Poor’s Rating Services. In addition, New Swaps must include par termination provisions approved by Treasury and the GSEs.

Reporting Requirements

Issuers will be required to provide Treasury and the GSEs further information under the Indenture Supplements and the Reimbursement Agreements. Attached as Exhibit A is the proposed additional reporting requirements for the Issuers under TCLP.

Bank Bond Modifications

Bank Bond Maturity

Bank Bonds are required to mature no later than the earliest of (i) the thirteenth (13th) anniversary of the Effective Date, (ii) the tenth (10th) anniversary of the date on which the related Bank Bond becomes subject to a Term Out Period and (iii) December 31, 2022.

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New Base Rate

Bank Bonds will accrue interest at a new fluctuating “Base Rate” of prime plus 2.0%.

New Default Rate

Bank Bonds will accrue interest at a new fluctuating “Default Rate” of prime plus 3.0% upon an Event of Default.

Plans

Preliminary Plan

Issuers electing to avail themselves of the permitted extension will be required to develop and submit a Preliminary Plan to Treasury and the GSEs by January 31, 2012. The Preliminary Plan must include a summary of the methods that the Issuers will implement to reduce TCLP exposure by utilizing (i) NIBP bonds to refund TCLP-supported VRDOs, as referenced in the NIBP Extension Term Sheet (see “NIBP Extension Term Sheet—Special Rules Applicable to Issuers Participating in the TCLP—Required Use of NIBP Proceeds to Refund TCLP-Supported Bonds”) and/or (ii) non-NIBP mechanisms. Attached as Exhibit B is the proposed informational requirements for Issuer submission of a Preliminary Plan.

Treasury and the GSEs will endeavor to provide all of its feedback on the Preliminary Plan by April 30, 2011.

Final Plan

Each Issuer will prepare and submit a Final Plan to Treasury and the GSEs within thirty (30) calendar days after Treasury and the GSEs have notified the Issuer that it has received final feedback on the Preliminary Plan. The Final Plan must include, among other things, (i) the timing of all par swap termination options and Issuer intent to exercise such options, (ii) plans to convert TCLP-supported VRDOs to fixed rate bonds using NIBP or other means, (iii) any recommended covenants by Treasury and the GSEs to be added to the Related Documents and (iv) any additional reporting requirements recommended by Treasury and the GSEs to be added to the Related Documents. The Final Plan will be approved or disapproved by Treasury and the GSEs, in their sole discretion, within thirty (30) calendar days after Treasury and the GSEs have notified the Issuer that it has received final feedback on the Final Plan.

Implementation

Upon approval of the Final Plan by Treasury and the GSEs, the provisions of the Final Plan must be incorporated into the Related Documents within thirty (30) calendar days. If the Final Plan is disapproved by Treasury and the GSEs, the TCLFs will expire on the existing unextended expiration date.

In all events, Issuers will be responsible for all legal expenses incurred by Treasury and the GSEs as necessary to execute the Program Modifications.

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EXHIBIT A

ADDITIONAL REPORTING REQUIREMENTS

In addition to the reporting requirements set forth in the form Indenture Supplements and Reimbursement Agreement, as amended, each Issuer electing to avail themselves of the Program Modifications must provide to Treasury and the GSEs the following:

(1)	not later than 15 days after the end of each calendar month, the relevant portfolio performance data specified in Exhibit E to the form Indenture Appendices under the heading “Monthly Single Family Indenture Reporting Requirements” for all single family loans held within the trust estate of the underlying indentures;

(2)	not later than 15 days after the end of each calendar month, the relevant portfolio performance data specified in Exhibit E-1 to the form Indenture Appendices, as amended, under the heading “Multifamily Indenture Reporting Requirements–Multi Loan Pools” or in Exhibit E-1 to the form Indenture Appendices under the heading “Multifamily Indenture Report Requirements–Single Loan” (as applicable) for all multifamily loans held within the trust estate of the underlying indentures;

(3)	in addition to preparation by the Issuer of a Preliminary Plan and a Final Plan, not later than 15 days after the end of each calendar quarter (unless already supplied by the Issuer in connection with the Preliminary Plan and the Final Plan), a data template as provided by Treasury and GSEs to be completed by the Issuer for such quarter that will enumerate the following bond attributes including, but not limited to:

(a)	details on all outstanding VRDOs and auction rate debt (even if held by Issuer), other than unhedged bonds described in clauses (b) and (c) below, including:

(i)	outstanding principal balances,

(ii)	maturities,

(iii)	amortization schedules,

(iv)	reset rate type (e.g. daily or weekly; 7-day, 28-day or 35-day) and

(v)	rate formula (e.g. LIBOR + 2.00%);

(b)	details on each unhedged TCLP-supported bond including:

(i)	outstanding principal balance,

(ii)	maturity,

(iii)	amortization schedule,

(iv)	reset rate type and

(v)	rate formula;

(c)	details on each unhedged non-TCLP-supported VRDOs and auction rate debt (even if held by Issuer) including:

(i)	outstanding principal balance,

(ii)	maturity,

(iii)	amortization schedule,

(iv)	reset rate type and

(v)	rate formula;

(d)	details on each liquidity facility including:

(i)	liquidity provider,

(ii)	liquidity provider rating,

(iii)	amount,

(iv)	expiration date,

(v)	liquidity fee,

(vi)	material bank bond terms (e.g., term, price and amortization) and

(vii)	bank bond payment priorities;

(e)	details on each swap or cap, specifying the related bond in clause (a) above, including:

(i)	counterparty,

(ii)	expiration date,

(iii)	fixed-pay swap rate or cap rate,

(iv)	collateralization thresholds,

(v)	par termination amounts and exercise dates, if applicable, and

(vi)	mark-to-market valuation; and

(f)	plans for reducing outstanding VRDO balances of the Issuer.

The foregoing data template is to be provided in connection with required updated meetings or calls to be held with Treasury and the GSEs (i) quarterly for calendar year 2012 and (ii) as required by Treasury and the GSEs for calendar years subsequent to 2012.

(4)	such other information as may be reasonably requested from time to time by Treasury or the GSEs, whether such information is published or unpublished, respecting the affairs, condition and/or operations, financial or otherwise, of the Issuer, the underlying indenture or the TCLP-supported bonds (including, without limitation, loan level data, required by the GSEs with respect to any asset management surveillance and/or disclosure requirement).

EXHIBIT B

PRELIMINARY PLAN FOR REDUCING TCLP EXPOSURE

Overview

The TCLP Extension Term Sheet requires each HFA, which is seeking to execute the Program Modifications to develop and submit a Preliminary Plan. Specifically, it states that the Plan must include a summary of all of the strategies the HFA expects to employ in the pursuit of the following goals:

•	Maximize swap terminations in support of VRDO refunding

•	Maximize reduction in VRDO balances

•	Maximize refunding of VRDOs to a fixed rate

•	Maximize equity in the indenture

•	Maximize replacement of TCLP by private sector liquidity providers

Treasury and the GSEs intend to use these plans along with data that has been collected for the following purposes:

•	Gather baseline information on each HFA’s current situation and general operating strategy.

•	Assist in discussions regarding each HFA’s development of a detailed Final Plan.

•	Develop a clearer understanding of any economic, legal or policy obstacles affecting each HFA’s ability to reduce their TCLP exposure.

•	Identify new strategies that may be beneficial in achieving the objectives of the Program Modifications.

•	Develop an implementable strategy to maximize replacement of TCLP by private sector liquidity providers, maximize reduction in VRDO balances or maximize refunding of VRDOs to a fixed rate.

Response Format

Below is a suggested structure for the submission of the Preliminary Plan. It is divided into three sections: Overview of the Current Situation, Use of the Primary Strategies, and Use of Other Strategies:

I.	Overview of the Current Situation

•

This should be a brief description of the HFA’s current conditions and general strategies to manage the finances of the HFA and its indentures. This should include any major financial strains and what strategies are currently in place to address them. The overview should also discuss the impact of the extension and any obstacles to meeting its objectives.

•	Provide a data template as provided by Treasury and the GSEs and detailed in paragraph 3 of “Exhibit A–Additional Reporting Requirements” as it relates to the Preliminary Plan proposed by the HFA.

II.	Use of the Primary Strategies

Using the sub-questions as a guide where applicable, please provide details (including timing and principal amounts where possible), on the HFA’s abilities and plans to utilize the specific tools below. If the HFA is unable to utilize specific strategies, please provide a brief explanation of the reasons it is not possible.

•	Exercising Par Termination Options:

•	What quantity of par terminations do you expect to have the option of exercising over the life of the extension?

•	What strategies have you been employing in deciding whether to exercise par termination options?

•	What additional steps have you taken with swap providers to structure par termination options or collateral requirement reductions?

•	How will those strategies change in light of the extension and Program Modifications?

•	VRDO Redemptions:

•	How much of your TCLP VRDO balance do you expect to be able to redeem through expected collateral amortization?

•	What are the key drivers of the speed at which VRDOs are redeemed? Include:

•	Drivers that may be controllable such as cross-calling

•	Drivers that cannot easily be changed such as other bonds in the indenture with payment priority

•	Do you expect to use all excess revenues to redeem VRDOs and, if not, please explain your intended uses of excess funds?

•	Do you plan to originate any new loans under you TCLP indenture and, if so, what will be the impact on the speed of redemption on your VRDOs?

•	VRDO Refunding into fixed rate instruments through NIBP Refundings:

•	How much of your NIBP balance do you expect to be able to use to refund VRDOs?

•	To what extent do you believe outstanding swaps will be an impediment?

•	How will you determine the collateral to be used for NIBP Refundings?

•	What if anything could make such transactions financially detrimental?

•	Does the mortgage collateral backing your VRDOs have a sufficiently high yield to pay NIBP refunding bonds at the contemplated NIBP rates?

•	Do you plan to refund MF VRDOs with SF NIBP funds and vice versa? Do you think you can or will amend your indenture(s) to facilitate such transactions?

•	VRDO Refunding into fixed rate instruments through market transactions:

•	What is your view of the market’s appetite for such bonds?

•	What steps can you take to facilitate fixed rate refundings in the market?

•	What are the obstacles to such transactions?

•	Obtaining replacement liquidity providers in the market:

•	What has been your experience over the two past years in securing replacement liquidity facilities?

•	What, if anything, could change (in the market or in your portfolio), which would enable you to secure a replacement liquidity facility?

•	What steps will you take to find new liquidity providers?

•	Are there small, incremental steps you could take over the course of the extension to introduce private sector liquidity providers?

•	Converting to floating rate notes without tender options:

•	Would such a structure be helpful in meeting the objectives of the program? If so, how would you benefit?

•	In what quantity and when would you have the ability to execute such conversions?

III.	Use of Other Strategies

Treasury and the GSEs are open to exploring any other strategies that are consistent with the goals above. Examples of such strategies include:

•	Use of premium NIBP bonds to refund VRDOs with outstanding swaps and using the premium to finance swap tear-up costs.

•	Innovative market transactions that will reduce TCLP exposure.

Please identify any other strategies that you might employ, describing impact and any critical issues that must be addressed including:

•	Treasury and GSE related strategies

•	Private market strategies

NIBP EXTENSION TERM SHEET

Overview

Treasury and the GSEs have agreed to permit (i) the extension of the existing December 31, 2011 deadline for release of escrowed New Issue Bond Program (“NIBP”) funds and (ii) other modifications to the existing NIBP requirements subject to the terms and conditions described herein (collectively, the “Program Modifications”). Issuers that elect to avail themselves of the permitted extension (or that choose to implement the other permitted modifications to the NIBP) will be required to do so pursuant to amendments to the Related Documents approved or prescribed by Treasury and the GSEs and implemented prior to the earlier of (i) any mandatory redemption date of Program Bonds pursuant to Section 2.6(a) of the Indenture Appendices (as defined below) or (ii) any other action by an Issuer not currently authorized by the Related Documents.

This Term Sheet is intended only to provide a general outline of the contemplated Program Modifications, and is subject to modification at any time by Treasury and the GSEs. Capitalized terms used but not defined in this Term Sheet shall have the meanings assigned to such terms in the existing NIBP forms of Supplemental Indenture/Resolution Appendix for Use with Single Family Escrow Bonds, Single Family Small Issue Escrow Bonds or Multifamily Escrow Bonds, as the case may be (collectively, the “Indenture Appendices”).

Term of Extension

Issuers may, in accordance with the terms and conditions set forth herein, extend the deadline for release of Escrowed Proceeds from December 31, 2011 to December 31, 2012. The maturity date for all Converted Program Bonds may not be extended.

Increase in Number of Permitted Release Dates

Issuers opting to extend the deadline for release of Escrowed Proceeds will be allowed a total of 9 Release Dates for each Single Family and Multifamily program (including those provided for by the existing Related Documents).

Revisions to Mechanism for Determining the NIBP Permanent Rate

The interest rate payable by an Issuer relative to any Program Bond with a Release Date in 2012 shall be determined as follows:

Determination of WAL-based Rate: The permanent interest rate on Program Bonds will be based on (i) the applicable credit-based Spread plus (ii) an index rate based on the weighted average life (the “WAL”) of the relevant Program Bonds. The WAL will be based on maturity and redemption schedules set forth in the applicable Program Bond Official Statement. Program Bond sinking fund schedules must be constructed with a zero prepayment assumption. The WAL will then be used to calculate two index rates based on the linear interpolation between an established 10-year Treasury rate and a 30-year “AAA” MMD* rate interest rate as specified below.

Annual Ceiling: Each Issuer will have the opportunity to request a “Ceiling Rate Pair” for 2012 on any day between December 1, 2011 and December 9, 2011. The rates comprising the Ceiling Rate Pair will be set by taking the 10-year CMT and the 30-year “AAA” MMD* from the close of business of the preceding business day. CMT rates are as published on the Treasury website and MMD rates are rates as published by Thomson Reuters daily. These two rates each increased by 60 basis points will collectively be known as the Ceiling Rate Pair. If an Issuer does not request a ceiling CMT lock between December 1, 2011 and December 9, 2011, the Ceiling Rate Pair recorded at the close of business on December 8, 2011 will be locked for that Issuer. Note: Neither rate in the Ceiling Rate Pair constitutes an absolute ceiling; the rates are inputs to the interpolation calculation described below.

All requests for a Ceiling Rate Pair should be made via e-mail to: HFAInitiative@SSgA.com, with a cc: to JPM.HFA@jpmorgan.com. SSgA will confirm the Ceiling Rate Pair that was locked within two (2) business days. All requests that are time-stamped by 11:59 p.m., Eastern Time, on a specific date will be honored.

Final Rate Calculation: Rate determination for 2012 Release Dates will proceed as follows:

Upon receipt of a Notification of Interest Rate Conversion or a Notification of Interest Rate Conversion/Redemption Certificate, SSgA will determine the “Notification Date Rate Pair” comprising the 10-year CMT and 30-year “AAA” MMD* as of close of business on the previous business day.

The Issuer must submit a schedule of Program Bond maturities, mandatory redemptions and WAL, as certified by the Issuer, on or prior to the first business day at least nine (9) calendar days prior to the Release Date. The schedule submitted must reflect exactly the schedule that will be included in the relevant Program Bond Official Statement. On or prior to the first business day at least seven (7) calendar days prior to the Release Date, SSgA will notify the Issuer as to its Permanent Rate. The new “Permanent Rate” will be (i) the applicable Spread plus (ii) an index rate (R) to be found by calculating for both the Ceiling Rate Pair and the Notification Date Rate Pair the linearly interpolated point between the 10-year and 30-year rates in that pair utilizing the WAL. Specifically, for each of the two rate pairs, the interpolated index rate (exclusive of the Spread) will equal:

R = CMT10 +	WAL-10	(MMD30 – CMT10)
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The index used will be the lower of that calculated from the Ceiling Rate Pair or Notification Date Rate Pair (rounded to the nearest basis point). If the WAL is less than 10 years, the index rate used will be the lower of the 10-year CMT rates from the Ceiling Rate Pair or Notification Date Rate Pair.

*

If on the date any rate pair is recorded, the 30-year “AAA” MMD rate is below the 10-year CMT or the 30-year CMT, the higher of the 10-year CMT and the 30-year CMT on such date will be used in lieu of the 30-year “AAA” MMD.

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Additional Multifamily Credit Premium: In addition, all Multifamily Program Bonds Released in 2012 shall be subject to an increase in the applicable Spread of 80 basis points.

Optional Issuance of Market Bonds

Single Family Issuers releasing Escrowed Proceeds in 2012 will no longer be required to issue Market Bonds (although if Market Bonds are issued, they will be subject to the existing NIBP requirements regarding Market Bond maturity schedules and application of mortgage prepayments).

Addition of Issuer Escrow Redemption Fee

Issuers will be subject to a new fee (equal to .30% per annum) on Escrowed Proceeds applied to the redemption of Program Bonds. Such fee shall accrue on an actual/actual basis commencing April 1, 2012, and shall be payable from funds of the Issuer on the date on which any Escrowed Proceeds are used to redeem Program Bonds between April 1, 2012 and the expiration of NIBP on December 31, 2012. Escrowed Proceeds which are applied to redemption of Program Bonds prior to April 1, 2012 or released at any time within NIBP requirements are not subject to the fee. The Participation Fee instituted in 2010 for certain Issuers will remain applicable.

Use of Single Family NIBP Proceeds to Fund Multifamily NIBP Loans

Subject to applicable requirements of existing Program Bond documents and applicable tax, securities, state and local law requirements, Issuers that were originally participants in the NIBP Multifamily program will be authorized to use NIBP Single Family Escrowed Proceeds to fund qualifying Multifamily mortgage loans (subject to existing NIBP requirements). In order to avail themselves of this option, Issuers will be required to amend the applicable Related Documents to implement the NIBP Multifamily program requirements. Any Issuer pursuing this structure must indicate the proposed use of funds (Single Family or Multifamily) in its Notification of Interest Rate Conversion or Notification of Interest Rate Conversion/Release Certificate, as applicable.

The resulting mortgage loans will be pledged under the applicable Single Family indenture. Any amendments to such Single Family indenture necessary to allow for funding of Multifamily mortgage loans thereunder must be made by the Issuer prior to the applicable Release Date. Any such Multifamily loans must constitute security only for the Program Bonds, Escrowed Proceeds of which funded such loans (subject to the Issuer’s ability to pledge any residual amounts upon payment in full of the relevant Program Bonds). Furthermore, Program Bonds secured by Multifamily loans pursuant to this provision must mature or be subject to mandatory redemption or tender within 17 years of the Release Date or, in the case of Construction Program Bonds, within 17 years of the expiration of the interest only construction period (which may not exceed 4 years). The underlying mortgage loans must be guaranteed by the GSEs. Any Issuer pursuing this structure will work closely with GSE Special Closing Counsel to ensure that these transactions meet program parameters and are acceptable to the GSEs and Treasury.

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Special Rules Applicable to Issuers Participating in the TCLP

A number of additional NIBP modifications will apply to Issuers who are also participating in the Temporary Credit and Liquidity Program (“TCLP”) extension. Specifically, such modifications address the following issues:

Limit on Refundings: The 30% limit on Program Bond proceeds used for all VRDO refundings (including refundings of TCLP-supported bonds) will remain unchanged but Issuers will be permitted to utilize an additional 10% of Program Bond proceeds if such Program Bonds will be used only to refund TCLP-supported VRDOs. Each Issuer shall indicate on the relevant Notification of Interest Rate Conversion or Notification of Interest Rate Conversion/Redemption Certificate what portion, if any, of Program Bond proceeds is being used for refundings.

Required Use of NIBP Proceeds to Refund TCLP-Supported Bonds: Issuers will be required to covenant to use NIBP Escrowed Proceeds to refund TCLP-supported bonds at any time that (i) the refunded bonds are either unhedged or any hedge can be terminated without cost to the Issuer and (ii) such a refunding can be accomplished such that the mortgage assets relating to the refunded bonds generate revenues sufficient to pay the Program Bonds and all related fees and expenses. Releases of NIBP Bonds for the sole purpose of refunding TCLP-supported bonds will not be counted for purposes of the limit on the number of permitted Release Dates.

Increased Flexibility on Use of Single Family NIBP Escrowed Proceeds. Subject to applicable tax, securities, state and local law requirements and the requirements of the Related Documents including the provisions outlined in the section entitled “Use of Single Family NIBP Proceeds to Fund Multifamily NIBP Loans” above, Single Family NIBP Escrowed Proceeds will be permitted to be used to refund TCLP-supported bonds regardless of whether the Program Bonds or the refunded bonds are single family or multifamily bonds.

Collateral Review Requirement: Notwithstanding anything in the foregoing or in the Related Documents, Treasury and the GSEs shall have the ability to review and approve or disapprove, in their sole discretion, mortgage loan collateral transferred to an NIBP indenture as collateral for Program Bonds used to refinance TCLP-supported bonds.

Generally, however, mortgage loan collateral transferred to an NIBP indenture should be reflective of a cross-section of the collateral within the TCLP indenture and should not adversely affect the existing credit profile of the bond indenture as determined by Treasury and the GSEs. Pricing of NIBP Program Bonds will be determined based on collateral quality and indenture structure as determined by the Rating Agencies.

If the collateral transferred to the NIBP indenture is such that all bonds in the indenture are backed by the same pool of collateral, pricing of the Spread will be based on the rating of the new bond issue (which should be the same as the existing rating of the NIBP Program Bonds).

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Alternatively, if the collateral being transferred is “walled off” within the indenture and possesses a credit profile acceptable to Treasury and the GSEs, pricing of the Spread will be based on the new bond rating, which may not be lower than “Baa”/ “BBB.”

Freeze on NIBP Releases: Upon release of this Term Sheet, and prior to formally documenting the TCLP-related program modifications described herein, an Issuer participating in the TCLP program (unless it has affirmatively opted out of any available extension or modification of the TCLP) will be prohibited from scheduling new Release Dates in any amount that would cause the total amount of Program Bonds proceeds released to exceed 60% of the Issuer’s original Program Bond principal amount for the applicable program (Single Family or Multifamily) (subject to waivers for pending and previously anticipated releases). The freeze will not apply for any release that facilitates the refunding of a TCLP-supported VRDO.

Additional Fees

Issuer’s participating in the extension described in this Term Sheet shall be required to pay the GSEs a to-be-determined fee to cover the expenses of the GSEs associated with the Program Modifications described herein, and shall be required to pay to-be-determined fees of GSE Special Closing Counsel relating to the review and approval of NIBP document amendments.

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